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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 1996

                               FWB Bancorporation
         (Exact name of registrant as specified in its charter)

         Maryland                    0-16187               52-1332050
(State or other jurisdiction     (Commission file         (IRS Employer
     of incorporation)               number)          Identification Number)

1800 Rockville Pike, P.O. Box 2022, Rockville, Maryland  20852

(Address of Principal Executive Offices)     (Zip Code)

Registrant's telephone number, including area code:  (301) 770-1300
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Item 5. Other Events.

          On April 10, 1996, FWB Bancorporation ("FWB") and its wholly owned Maryland chartered bank subsidiary, FWB Bank, Rockville, Maryland (the "Bank") entered into a Purchase and Assumption Agreement (the "Agreement") with First Commonwealth Financial Corp ("FCFC") and its wholly owned federal savings bank subsidiary, First Commonwealth Savings Bank FSB, Alexandria, Virginia ("FSB"), pursuant to which the Bank will acquire certain loans and assume certain deposit liabilities relating to the Alexandria, Virginia branch of FSB (the "Branch"), and FWB will purchase certain real and personal property relating to the Branch. As of April 10, 1996, the aggregate amount of deposits to be assumed was approximately $66.1 million, and the aggregate principal amount of loans to be acquired was approximately $39.7 million, subject in each case to adjustment in accordance with the provisions of the Agreement.

          In connection with, and contingent upon, the consummation of the Agreement, FWB will sell approximately 666,666 newly issued shares of common stock, par value $.10 per share, in a private placement offering to a limited number of accredited investors, at a price of $3.00 per share, and the Bank will sell 200,000 shares of its redeemable Series A Preferred Stock, par value $10.00 per shares, to FCFC at a price of $10.00 per share. The prices for the shares of FWB common stock and Bank preferred stock being sold in connection with the consummation of the Agreement were negotiated between the parties to the Agreement and do not necessarily represent the fair market, intrinsic or trading value of the common stock or the preferred stock. In connection with the purchase of the preferred stock, FCFC will also receive a Warrant to purchase up to one million shares of FWB common stock. The Warrant is exercisable at any time after the first anniversary of the Warrant and prior to the fifth anniversary of the Warrant. The Warrant may be exercised only by tender of shares of the Series A Preferred Stock of the Bank. The exercise price of the Warrant, denominated in terms of par value of the Series A Preferred Stock, decreases over the life of the Warrant from a maximum of $2.55 per share of common stock to a minimum of $1.87 per share of common stock. The Series A Preferred Stock, which bears no dividend, may be redeemed at the option of the Bank and subject to regulatory approval, in whole or in part, from time to time, at par value.

          The Agreement and the transactions contemplated thereby are subject to numerous conditions, including regulatory approval. Assuming the satisfaction of all conditions to each party's obligation to consummation, it is anticipated that the transactions contemplated by the Agreement will become effective in the third quarter of 1996.

Item 7. Financial Statements and Exhibits.

(a) Exhibit 2 - Purchase and Assumption Agreement, dated as of April 10, 1996, by and among FWB Bancorporation, FWB Bank, First Commonwealth Savings Bank FSB and First Commonwealth Financial Corporation

(b)  Exhibit 99 - Press Release dated April 10, 1996
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                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 FWB Bancorporation



                                 By:  /s/ Steven K. Colliatie
                                     ----------------------------------
                                     Steven K. Colliatie, President

Dated : April 18, 1996